Exhibit 99.1

Company Contact:

Jason Sobel

President and Chief Executive Officer

Texas Community Bancshares, Inc.

(903) 569-2602

jsobel@broadstreet.bank

TEXAS COMMUNITY BANCSHARES, INC. REPORTS UNAUDITED FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2025

MINEOLA, Texas; May 1, 2025 — Texas Community Bancshares, Inc. (“Texas Community Bancshares” or the “Company”) (NASDAQ: TCBS), the holding company for Broadstreet Bank, SSB, today reported net income of $643,000 for the three months ended March 31, 2025 compared to a net loss of $2.7 million for the three months ended March 31, 2024. Income per basic and diluted shares for the three months ended March 31, 2025 was $0.22 per share.

Texas Community Bancshares’ President and Chief Executive Officer (CEO) Jason Sobel, said, “We are thrilled to have net income of $643,000 which is the fourth quarter in a row we have seen an increase.  With that momentum, this is one of the best quarters the bank has ever had, and we attribute a large portion of the increase to the balance sheet restructuring completed last year and ongoing efficiency projects.  You can see the growth of net interest income from $3.0 million for the first quarter of 2024 to $3.3 million for same period in 2025. A large portion of the proceeds from the 2024 residential loan sale were redeployed into higher yielding commercial loans, which is part of our focus to balance our loan portfolio more evenly and grow commercial relationships.  We have continued to focus on loan and deposit pricing in an effort to expand our Net Interest Margin. We are excited about the future and growth prospects of the bank and the board has approved another stock repurchase program for up to 5% of outstanding common shares.”

“We believe we are stronger and better positioned to capitalize on opportunities that may present themselves due to the changes that were initiated. We remain committed to executing our strategic growth plan while creating long-term value for our shareholders.”

Net interest income increased $365,000, or 12.3%, to $3.3 million for the three months ended March 31, 2025 from $3.0 million for the three months ended March 31, 2024 due primarily to a 45 basis point, or 16.0% increase in net interest margin, from 2.79% for the three months ended March 31, 2024 to 3.24% for the three months ended March 31, 2025. The increase in net interest margin is due primarily to the balance sheet restructuring in the first quarter of 2024, which included the sale of fixed rate residential mortgage loans. These funds were then redeployed into higher yielding assets including commercial loans with more favorable terms and rates. Average loan yields for the three months ended March 31, 2025 increased 61 basis points to 5.88%, compared to 5.27% for the three months ended March 31, 2024. There was a reduction in FHLB advances of $26.9 million from March 31, 2024 to March 31, 2025 and the average cost of interest-bearing liabilities declined 11 basis points to 2.68% for the three months ended March 31, 2025, compared to 2.79% for the three months ended March 31, 2024 due primarily to lower rates on deposit accounts with a more consistent approach to analyzing and pricing deposit rates.

Noninterest income increased $4.1 million, or 113.9%, to $462,000 for the three months ended March 31, 2025 from a loss of $3.6 million for the three months ended March 31, 2024. Noninterest income includes service charges on deposit accounts, other service charges and fees, debit card interchange fees, and net appreciation on BOLI assets. The changes included:

●	A write down on the value of bank owned real estate of $52,000. This is property that was purchased for expansion, but is now listed for sale.
●	Nonrecurring losses were recorded in the three months ended March 31, 2024, including a $1.5 million loss on the sale of loans, a $2.3 million loss upon transferring a group of residential mortgage loans to held for sale, and an expense of $283,000 associated with demolition of the previous Lindale branch building.

The 2024 loss on loans resulted from the sale of a block of 54 residential mortgage loans totaling $12.4 million at a loss of $1.5 million with another 81 loans totaling $17.0 million being marked down to a fair value of $14.7 million as part of a portfolio repositioning strategy to take advantage of repricing opportunities with the goal of increasing yield, shortening weighted average life and diversifying the loan portfolio while reducing the concentration in residential mortgages. This balance sheet optimization strategy was completed in 2024. All of these funds have now been reinvested into new loans.

Noninterest expense decreased $143,000, or 4.7%, to $2.9 million for the three months ended March 31, 2025 from $3.1 million for the three months ended March 31, 2024 primarily due to decreases in occupancy and equipment, technology, and other expenses including the following:

●	Occupancy and equipment decreased by $38,000, or 13.3%, to $247,000 for the three months ended March 31, 2025 from $285,000 for the three months ended March 31, 2024, due primarily to higher expenses related to the opening of new branches in the first quarter of 2024.
●	Technology expenses decreased $57,000, or 50.0%, to $57,000 for the three months ended March 31, 2025 primarily due to cost savings from renegotiated vendor contracts.
●	Salaries and employee benefits decreased $11,000, or 0.7% and data processing decreased $7,000, or 2.9%.
●	Other expenses decreased $23,000, or 3.7%.

Asset Quality

The Company recorded a provision for credit losses of $113,000 for the three months ended March 31, 2025 resulting in an increase of $63,000 to the allowance for credit losses. The allowance for credit losses to total loans was 1.09% at March 31, 2025.

Net chargeoffs to average outstanding loans for the three months ended March 31, 2025 were 0.00% compared to 0.01% for the three months ended March 31, 2024. Asset quality remains strong with classified loans representing 4.72% and nonaccrual loans representing 0.67% of total loans at March 31, 2025.

Shareholders’ Equity

Total shareholders’ equity increased $647,000, or 1.2%, to $52.8 million at March 31, 2025 from $52.1 million at December 31, 2024 resulting primarily from net income of $643,000, a reduction in the accumulated other comprehensive loss of $395,000, accrual of ESOP commitments of $52,000, and activity related to stock awards and options totaling $175,000 for the three months ended March 31, 2025. This was partially offset by the repurchase of 31,500 shares of the company’s common stock at a cost of $495,000, and the payment of $122,000 in quarterly dividends.

At March 31, 2025, Broadstreet Bank opted to use the community bank leverage ratio framework (Tier 1 capital to average assets) for regulatory capital purposes. Under the community bank leverage ratio framework, if the Bank maintains a leverage ratio of at least 9.0% it is considered “well-capitalized” and has satisfied the risk-based and leverage capital requirements in the generally applicable capital rule. At March 31, 2025 Broadstreet Bank was well capitalized and had a leverage ratio of 11.09%.

	At March 31,	At December 31,
	2025	2024
	(Unaudited)
Selected Financial Condition Data (Amounts in thousands):
Total assets	$442,209	$443,457
Cash and cash equivalents	11,822	13,290
Interest bearing deposits in banks	9,284	9,720
Securities available for sale	74,796	75,189
Securities held to maturity	21,179	22,096
Loans and leases receivable, net	297,522	293,708
Premises and equipment, net	11,441	11,526
Bank owned life insurance	6,411	6,370
Other real estate owned	450	480
Restricted investments carried at cost	3,239	4,252
Core deposit intangible	99	132
Total deposits	337,532	335,828
Advances from the Federal Home Loan Bank	49,558	49,878
Total shareholders' equity	52,755	52,108

	For the Three Months Ended March 31,
	2025	2024

	(Unaudited)
Selected Operating Data (Amounts in thousands):
Interest income	$5,634	5,418
Interest expense	2,306	2,455
Net interest income	3,328	2,963
Provision for credit losses	113	(277)
Net interest income after provision for credit losses	3,215	3,240
Noninterest income (loss)	462	(3,562)
Noninterest expense	2,928	3,071
Income (Loss) before income taxes	749	(3,393)
Income tax expense (benefit)	106	(708)
Net income (loss)	$643	$(2,685)

About Texas Community Bancshares, Inc.

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (the “Bank”). Broadstreet Bank operates in Texas in Wood, Smith and Van Zandt counties with the home office being located in Mineola, Texas. In the first quarter of 2024, the Bank opened a new branch in Tyler, Texas and a new building for the Lindale branch bringing the Bank’s operations to seven full-service branch locations. Texas Community Bancshares is traded on the NASDAQ Capital Market Exchange under the symbol “TCBS.”

Statement About Forward-Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, general and local economic conditions;

changes in market interest rates, deposit flows, demand for loans, and real estate values; competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, and market and monetary fluctuations; changes in federal and state legislation and regulations applicable to the Company’s business; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.